Exhibit 4.3

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of February 15, 2008 by and among Amgen Inc., a corporation duly organized and existing under the laws of Delaware and having its principal office at One Amgen Center Drive, Thousand Oaks, California 91320 (the “Company”), The Bank of New York, a New York banking corporation having a corporate trust office at 700 South Flower Street, Suite 500, Los Angeles, California 90017 (“Successor Trustee”) and CITIBANK, N.A., a national banking association duly organized and existing under the laws of the United States of America and having its principal corporate trust office at 388 Greenwich Street, New York, New York 10013 (“Resigning Trustee”).

RECITALS:

WHEREAS, there are currently $100,000,000 aggregate principal amount of the Company’s 8.125% Debentures due April 1, 2097 (the “Securities”) outstanding under an Indenture, dated as of January 1, 1992, by and between the Company and Resigning Trustee (the “Indenture”);

WHEREAS, the Company appointed Resigning Trustee as the Trustee, Security Registrar and Paying Agent under the Indenture;

WHEREAS, Section 6.10 of the Indenture provides that the Trustee may at any time resign with respect to the Securities of one or more series by giving written notice of such resignation to the Company, effective upon the acceptance by a successor Trustee of its appointment as a successor Trustee;

WHEREAS, Section 6.10 of the Indenture provides that, if the Trustee shall resign, the Company, by a the authority of the Board of Directors, shall promptly appoint a successor Trustee;

WHEREAS, the Board of Directors of the Company has authorized an Offering Committee of the Board of Directors, comprising the Chief Executive Officer and the Chief Financial Officer of the Company, to select the trustee for the Securities and the Indenture;

WHEREAS, Section 6.11 of the Indenture provides that any successor Trustee appointed in accordance with the Indenture shall execute, acknowledge and deliver to the Company and to its predecessor Trustee an instrument accepting such appointment under the Indenture, and thereupon the resignation of the predecessor Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, duties and obligations of the predecessor Trustee;

WHEREAS, the Resigning Trustee has given written notice to the Company that it is resigning as Trustee, Security Registrar and Paying Agent under the Indenture;

WHEREAS, the Company desires to appoint Successor Trustee as successor Trustee, Security Registrar and Paying Agent to succeed Resigning Trustee in such capacities under the Indenture; and

WHEREAS, Successor Trustee is willing to accept such appointment as successor Trustee, Security Registrar and Paying Agent under the Indenture;

NOW, THEREFORE, the Company, Resigning Trustee and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

1

THE RESIGNING TRUSTEE

1.1 Pursuant to Section 6.10 of the Indenture, Resigning Trustee has by letter notified the Company that Resigning Trustee is resigning as Trustee, Security Registrar and Paying Agent under the Indenture.

1.2 Resigning Trustee hereby represents and warrants to Successor Trustee that:

(a)	No covenant or condition contained in the Indenture has been waived by Resigning Trustee or, to the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, by the Holders of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver.

(b)

There is no action, suit or proceeding pending or, to the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, threatened against Resigning Trustee before any court or any governmental authority arising out of any act or omission of Resigning Trustee as Trustee under the Indenture.

(c)	As of the effective date of this Agreement, Resigning Trustee will hold no moneys or property under the Indenture.

(d)	Pursuant to Section 2.4 of the Indenture, Resigning Trustee has duly authenticated and delivered $100,000,000 aggregate principal amount of the 8.125% Debentures due April 1, 2097, all of which are outstanding as of the effective date hereof.

(e)	The registers in which it has registered and transferred registered Securities accurately reflect the amount of Securities issued and outstanding and the amounts payable thereon.

(f)	Each person who so authenticated the Securities was duly elected, qualified and acting as an officer or authorized signatory of Resigning Trustee and empowered to authenticate the Securities at the respective times of such authentication and the signature of such person or persons appearing on such Securities is each such person’s genuine signature.

(g)	This Agreement has been duly authorized, executed and delivered on behalf of Resigning Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(h)	To the best knowledge of responsible officers of the Resigning Trustee’s corporate trust department, no event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under Section 5.1 of the Indenture.

1.3 Resigning Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Resigning Trustee in and to the trust under the Indenture and all the rights, powers and trusts of the Trustee under the Indenture. Resigning Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers and trusts hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee, Security Registrar and Paying Agent.

1.4 Resigning Trustee shall deliver to Successor Trustee, as of or promptly after the effective date hereof, all of the documents listed on Exhibit A hereto.

2

THE COMPANY

2.1 The Company hereby accepts the resignation of Resigning Trustee as Trustee, Security Registrar and Paying Agent under the Indenture.

2.2 The Company hereby certifies that Exhibit B annexed hereto is a copy of the Offering Committee Resolution which was duly adopted by the Offering Committee of the Board of Directors of the Company, which is in full force and effect on the date hereof, and which authorizes certain officers of the Company to: (a) accept Resigning Trustee’s resignation as Trustee, Security Registrar and Paying Agent under the Indenture; (b) appoint Successor Trustee as Trustee, Security Registrar and Paying Agent under the Indenture; and (c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of Successor Trustee as Trustee, Security Registrar and Paying Agent under the Indenture.

2.3 The Company hereby appoints Successor Trustee as Trustee, Security Registrar and Paying Agent under the Indenture to succeed to, and hereby vests Successor Trustee with, all the rights, powers, duties and obligations of Resigning Trustee under the Indenture with like effect as if originally named as Trustee, Security Registrar and Paying Agent in the Indenture.

2.4 Promptly after the effective date of this Agreement, the Company shall cause a notice, substantially in the form of Exhibit C annexed hereto, to be sent to each Holder of the Securities in accordance with the provisions of Section 6.11 of the Indenture.

2.5 The Company hereby represents and warrants to Resigning Trustee and Successor Trustee that:

(a)	The Company is a corporation duly and validly organized and existing pursuant to the laws of the State of Delaware.

(b)	The Indenture was validly and lawfully executed and delivered by the Company and the Securities were validly issued by the Company.

(c)	The Company has performed or fulfilled prior to the date hereof, and will continue to perform and fulfill after the date hereof, each covenant, agreement, condition, obligation and responsibility under the Indenture.

(d)	No event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under Section 5.1 of the Indenture.

(e)	No covenant or condition contained in the Indenture has been waived by the Company or, to the best of the Company’s knowledge, by Holders of the percentage in aggregate principal amount of the Securities required to effect any such waiver.

(f)	There is no action, suit or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company before any court or any governmental authority arising out of any act or omission of the Company under the Indenture.

(g)	This Agreement has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(h)	All conditions precedent relating to the appointment of The Bank of New York. as successor Trustee under the Indenture have been complied with by the Company.

3

THE SUCCESSOR TRUSTEE

3.1 Successor Trustee hereby represents and warrants to Resigning Trustee and to the Company that:

(a)	Successor Trustee is not disqualified under the provisions of Section 6.8 and is eligible under the provisions of Section 6.9 of the Indenture to act as Trustee under the Indenture.

(b)	This Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

3.2 Successor Trustee hereby accepts its appointment as successor Trustee, Security Registrar and Paying Agent under the Indenture and accepts the rights, powers, duties and obligations of Resigning Trustee as Trustee, Security Registrar and Paying Agent under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee, Security Registrar and Paying Agent under the Indenture.

3.3 References in the Indenture to “Principal Office” or other similar terms shall be deemed to refer to the corporate trust office of Successor Trustee, which is presently located at 700 South Flower Street, Suite 500, Los Angeles, California 90017.

4

MISCELLANEOUS

4.1 Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

4.2 This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the opening of business on February 15, 2008.

4.3 Resigning Trustee hereby acknowledges payment or provision for payment in full by the Company of compensation for all services rendered by Resigning Trustee in its capacity as Trustee, Security Registrar and Paying Agent under Section 6.6 of the Indenture and reimbursement in full by the Company of the expenses, disbursements and advances incurred or made by Resigning Trustee in its capacity as Trustee, Security Registrar and Paying Agent in accordance with the provisions of the Indenture. Resigning Trustee acknowledges that it relinquishes any lien it may have upon all property or funds held or collected by it to secure any amounts due it pursuant to the provisions of Section 6.6 of the Indenture. This Agreement does not constitute a waiver or assignment by the Resigning Trustee of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Indenture. The Company acknowledges its obligation set forth in Section 6.6 of the Indenture to indemnify Resigning Trustee for, and to hold Resigning Trustee harmless against, any loss, liability or expense incurred without negligence or bad faith on the part of Resigning Trustee and arising out of or in connection with the acceptance or administration of the trust evidenced by the Indenture (which obligation shall survive the execution hereof). The Successor Trustee does not assume responsibility for or any liability in connection with any negligence or other misconduct on the part of the Resigning Trustee or its agents in connection with such persons’ performance of their respective trusts, duties and obligations under the Indenture, nor is the Resigning Trustee released from any such liability.

4.4 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

4.5 This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

4.6 The Company, Resigning Trustee and Successor Trustee hereby acknowledge receipt of an executed counterpart of this Agreement and the effectiveness thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed, all as of the day and year first above written.

AMGEN INC.

By:	/s/ Pamela M.G. Wapnick
Name: Pamela M.G. Wapnick Title: Vice President, Finance and Treasurer

CITIBANK, N.A. as Resigning Trustee

By:	/s/ Wafaa Orfy
Name: Wafaa Orfy Title: Vice President

THE BANK OF NEW YORK as Successor Trustee

By:	/s/ Geovanni Barris
Name: Geovanni Barris Title: Vice President